INTERNAL

Exhibit 99.10

Frequently Asked Questions:
E2open Signs Definitive Agreement to Acquire BluJay Solutions

Who is E2open?

o	E2open is a publicly traded (NYSE: ETWO), leading network-based provider of 100% cloud-based, mission-critical, end-to-end supply chain management software solutions.
o

The company's mission is to build the most comprehensive and capable end-to-end global supply chain ecosystem combining networks, data and artificial intelligence (AI)-enabled applications to deliver enduring customer value. With a central purpose to lower the cost of daily living by enabling the most cost-effective and environmentally sound production and distribution of goods and services.

o	The company is headquartered in Austin, TX and has 2,400 employees and offices in 8 countries.

Was BluJay for sale?

o

No, we were not actively looking for a buyer. But when E2open enquired and we spent some time looking at the possibilities this merger could bring, we immediately saw the potential to create a competitive and unique organization that could deliver incredible value to our customers and employees.

What makes the combination of E2open and BluJay Solutions special?

o	A number of reasons:
▪

The product strategy for both companies is highly complementary. Together, E2open and BluJay will provide customers a strategic combination of supply chain planning and execution supported by a leading global trade network.

▪

Overall, from a product vision and strategy perspective, our BluJay DNA approach is perfectly aligned with E2open as evidenced by the description of their own platform, "Our real-time digital transformation platform is powered by decision-grade data, best-in-class applications and the world’s largest multi-enterprise

BluJay SolutionsPage 1

INTERNAL

business network.". In other words, it's still all about data, networks and applications.
▪

In the TMS market, BluJay brings strength in capabilities and market presence with our TMS for Shippers, TMS for LSP, TMS for Forwarders and Parcel solutions to E2open. In turn, E2open will bring new capabilities to BluJay's customers with their market leading ocean booking, rates and global visibility solutions.

▪	E2open's Cloud Logistics TMS is mainly targeted at rapid implementations and simple operations whereas BluJay's TMS Shipper solution is targeted moderately complex operations and above.
▪

There is strong alignment with our Global Trade Management solutions. BluJay has a proven and established track record of delivering solutions that generate millions of customs declarations each year; whilst E2open brings a strong history of providing content data solutions to enable global trade.

▪

The combined entity has the potential to be a powerhouse with regards to global supply chain data. With BluJay's ground network, where we manage 17 million loads annually, combined with E2open's, market leading ocean network (representing 26% of all global bookings), the combined entity will deliver unparalleled data to our joint customer base.

▪

E2open’s industry leading multi-enterprise planning and collaboration capabilities to support upstream operations around manufacturing and supply as well as downstream activities across all channels will enable the combination to deliver even more differentiated Global Trade and Transportation solutions.

▪	There is strong geographic alignment between both companies. Our combined companies will be able to offer more products and services in more countries to our joint global customer base.
▪

Our growth and strong financial performance in recent years is a testament to our global talent. E2open brings a similar track record, and they recognize the role great people play to be successful in our industry.

BluJay SolutionsPage 2

INTERNAL

When will the transaction close?

o	The current plan needs to go through a regulatory approval process and other steps which we estimate will take 90-120 days.

How do BluJay's products fit with E2open's capabilities? What is the product strategy?

o

For now, the focus will be on continuing to drive value for our customers until the deal closes. The work to build the joint product strategy is ahead of us and will be one of the first challenges we tackle together. We will keep you in the loop as that work progresses.

What is the impact on our customers?

o

There will be no immediate impact to our customers. We will continue to do what we always do - focus on customer satisfaction and deliver value. We will continue building and delivering on our world class platform of solutions to ensure our customers can meet the challenges of today’s business environment.

What is the impact on BluJay team members?

o

Until the closing occurs, nothing will change. As we progress towards the closing, we will work together on integration planning. The planning will entail working with E2open to ensure we achieve the high potential of this combination.

How will this transaction affect the day-to-day business?

o

The transaction will have no immediate impact on the day-to-day business. Please continue to focus on your job responsibilities. We will continue to update you as information becomes available. Until then, it's business as usual.

Will positions be eliminated as a result of this transaction? Will offices consolidate?

o

As we have just announced the transaction and are going through a process of regulatory approval, we are not able to discuss further integration plans at this time but will provide more information when we are able. For the present time, until the transaction closes, BluJay Solutions and E2open continue to operate as each have in the past. And whilst there will be some duplication of roles, this combination is motivated by growing the go-forward organization.

What do I do if I am contacted by the press or someone other than customers and prospects?

o

E2open is a public company which means there are restrictions on what type of information can be shared with anyone, especially during the lead up to the close of the transaction. With that in mind, do not speak to the press, media or investors. If you encounter someone and are unsure of how to respond, please contact Patrick Maley (patrick.maley@blujaysolutions.com) who will coordinate the appropriate response.

BluJay SolutionsPage 3

INTERNAL

Additional Information

In connection with the proposed acquisition, E2open intends to file with the SEC a preliminary proxy statement, and after the preliminary proxy is declared effective, E2open will mail a definitive proxy statement relating to the proposed acquisition to its shareholders. This announcement does not contain all the information that should be considered concerning the proposed acquisition and is not intended to form the basis of any investment decision or any other decision in respect of the acquisition. E2open's shareholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents filed in connection with the proposed acquisition, as these materials will contain important information about BluJay and the acquisition. When available, the definitive proxy statement and other relevant materials for the proposed acquisition will be mailed to shareholders of E2open as of a record date to be established for voting on the proposed acquisition. Shareholders are able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: E2open, 9600 Great Hills Trail, Suite 300E, Austin, TX 78759.

Participants in the Solicitation

E2open and its directors and executive officers may be deemed participants in the solicitation of proxies from E2open’s shareholders with respect to the proposed acquisition. A list of the names of those directors and executive officers and a description of their interests in E2open is contained in its Annual Report on Form 10-K for the year ended February 28, 2021, which was filed with the SEC and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to E2open, 9600 Great Hills Trail, Suite 300E, Austin, TX 78759. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed acquisition when available.

BluJay and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of E2open in connection with the proposed acquisition. A list of the names of such directors and executive officers and information regarding their interests in the proposed acquisition will be included in the preliminary proxy statement for the proposed acquisition.

No Offer or Solicitation

This announcement is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of E2open or BluJay, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Safe Harbor Statement

Certain statements in this announcement are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be

BluJay SolutionsPage 4

INTERNAL

materially different from those expressed or implied by any forward-looking statements. In particular, statements about the Company's expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this announcement are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "outlook," "guidance" or the negative of those terms or other comparable terminology.

Please see the Company's documents filed or to be filed with the Securities and Exchange Commission, including the annual report filed on Form 10-K, and any amendments thereto for a discussion of certain important risk factors that relate to forward-looking statements contained in this announcement. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BluJay SolutionsPage 5